UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2010

Autoliv, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-12933	51-0378542
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

World Trade Center,

Klarabergsviadukten 70,

Box 70381

SE-107 24 Stockholm, Sweden

(Address of principal executive offices, including zip code)

+46 8 587 20 600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre- commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 23, 2010, Autoliv, Inc. issued a press release announcing that on June 22, 2010, Autoliv AB, a wholly owned Swedish subsidiary of Autoliv, Inc., entered into agreements for two new revolving credit facilities. The first revolving credit facility of SEK 2.0 billion (approximately $260 million), entered into with Nordea, matures in June 2017. The second facility of Euro 155 million (approx. $190 million), entered into with Swedish Export Credit Corporation and SEB, matures in June 2015. EKN, the Swedish Export Credits Guarantee Board, has guaranteed each of these facilities up to 75%.

Under the agreements, Autoliv AB may draw loans with maturities of 7 or 5 years, respectively, at a floating interest rate of approximately 1.4% over the applicable STIBOR or EURIBOR rates. The loans will be guaranteed by Autoliv, Inc. As with all of the existing principal debt arrangements of Autoliv, Inc., the new credit agreements between Nordea, Swedish Export Credit Corporation and SEB and Autoliv AB do not have any financial covenants, i.e. performance-related restrictions.

A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information related to the SEK 2.0 billion (approx. U.S. $260 million) and Euro 155 million (approx. U.S. $190 million) revolving credit facilities agreements discussed under Item 1.01 above is hereby incorporated by reference under this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(c) EXHIBITS

99.1	Press Release of Autoliv, Inc. dated June 23, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AUTOLIV, INC.

Date: June 23, 2010
	By:	/s/ Lars A. Sjöbring
	Name:	Lars A. Sjöbring
	Title:	Group Vice President – Legal Affairs General Counsel and Secretary